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                                                        EXHIBIT 10.17


July 2, 2002

Mr. Henry Gerkens
Landstar System, Inc.
13410 Sutton Park Drive, South
Jacksonville, Florida 32224

Dear Henry:

      I refer to our discussions recently concerning the treatment of your options under the Landstar Stock Option Plans (the "Option Plans") and your bonus under the Landstar Executive Incentive Compensation Plan (the "Bonus Plan") in the event your employment with the Company is terminated in connection with any Change of Control (as such term is defined in the Option Plans) of the Company.

      This letter is to advise you that the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") has exercised its discretionary authority under the Option Plans to determine that in the event your employment with the Company is or is likely to be terminated for any reason in connection with any Change of Control, each unexercised option granted to you prior to such Change of Control will be "cashed out" for an amount equal to the excess of the Change of Control Price Change of Control Price (as such term is defined in the Option Plans) over the exercise price of each such option.

      This letter is also to advise you that the Compensation Committee has exercised its discretionary authority under the Bonus Plan to determine that in the event your employment with the Company is or is likely to be terminated for any reason in connection with any Change of Control occurring prior to the end of any calendar year, you will receive a prorated bonus for such year based on the bonus you would have received under the Bonus Plan if you had remained an employee of the Company through the end of the year in which such Change of Control occurs.

      A copy of the resolutions of the Compensation Committee with respect to the foregoing matters is attached for your records.

                                                 Very truly yours,



                                                 Jeffrey C. Crowe

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